UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 12, 2006

(Date of earliest event reported)

eResearchTechnology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-29100 (Commission File Number)	22-3264604 (I.R.S. Employer Identification No.)

30 South 17th Street, Philadelphia, PA (Address of principal executive offices)	19103 (Zip Code)

215-972-0420

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 12, 2006, the Company approved the appointment of Michael J. McKelvey to serve as the Company’s President and Chief Executive Officer effective on June 23, 2006. Dr. McKelvey will be entitled to an annualized salary of $350,000, a signing bonus of $150,000 that will be payable on or before November 1, 2006, an annualized bonus opportunity of $175,000, an annualized car allowance of $12,000 and 150,000 stock options. The bonus opportunity will be earned pursuant to Company’s 2006 Bonus Plan, with 50% of the bonus based on the extent to which the Company achieves specified revenue targets and the remaining 50% based on the extent to which the Company achieves specified net income targets. The stock option award will be issued pursuant to the Company’s 2003 Stock Option Plan, as amended, priced at fair market value on the date of grant, which will be Dr. McKelvey’s start date, and have a 7-year life with 4-year vesting in equal installments.

Under the terms of Dr. McKelvey’s agreement with the Company, either he or the Company may terminate his employment with or without cause (as defined therein) at any time. In the event that the Company terminates Dr. McKelvey’s employment other than for cause, death or disability, the Company is obligated to pay him, in a lump sum, one year in salary and prorated bonus and to continue his benefits (as defined therein) for one year, subject to benefit plan restrictions. In the event of a change of control (as defined in the agreement) of the Company, one-third of Dr. McKelvey’s options would become exercisable. Notwithstanding the foregoing, upon any change of control after which either (i) Dr. McKelvey is terminated other than for cause or (ii) he resigns his employment within 60 days after the change of control because neither the Company nor the other party to the change of control (the “Buyer”) offers him a position with comparable responsibilities, authority, location and compensation, then the Company would be obligated to pay him, in a lump sum, up to two years in salary and prorated bonus and to continue his benefits for up to two years, subject to benefit plan restrictions, and all of his options would become exercisable in full. Dr. McKelvey has also agreed to a customary nondisclosure covenant and a covenant that, during his employment and for a period of one year thereafter, Dr. McKelvey will neither compete with the Company nor solicit any customer, vendor, supplier or employee to terminate their relationship with the Company.

A copy of the Company’s press release issued on June 12, 2006 announcing Dr. McKelvey’s appointment is filed herewith as Exhibit 99.1.

On June 12, 2006, the Company also modified the terms of its Management Employment Agreement dated May 2, 2006 with Richard A. Baron, the Company’s Executive Vice President and Chief Financial Officer. Under the terms of the agreement as modified, upon any change of control prior to December 31, 2006 after which either (i) Mr. Baron is terminated other than for cause or (ii) he resigns his/her employment within 60 days after the change of control because neither the Company nor the other party to the change of control (the “Buyer”) offers him a position with comparable responsibilities, authority, location and compensation, then, in addition to the existing severance obligations under the agreement, the Company would be obligated to pay him in a lump sum payment his remaining salary for 2006 and his entire 2006 bonus opportunity to the extent not previously paid.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On June 12, 2006, the company gave notice to Joseph Esposito, the Company’s current President and Chief Executive Officer and a director of the Company, that it was terminating the Management Employment Agreement dated February 7, 2006 between the Company and Mr. Esposito effective on September 11, 2006. See Items 1.01 and 5.02 for a discussion of the Company’s appointment of Michael J. McKelvey to succeed Mr. Esposito as President and Chief Executive Officer.

As previously disclosed, as a result of such termination, and subject to receipt of a customary release from Mr. Esposito and the execution of a mutual non-disparagement agreement, Mr. Esposito will be entitled to receive approximately $135,700 as his 2006 bonus and a severance payment of $1,160,000, both of which will be paid in cash in a lump sum. In addition, Mr. Esposito will be entitled to continue receiving benefits for two years, and any options not then exercisable will become exercisable in full.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On June 12, 2006, the Company appointed Michael J. McKelvey to serve as President and Chief Executive Officer of the Company, effective June 23, 2006. Item 1.01 provides information related to his compensation arrangement with the Company. Since 2001, Dr. McKelvey has been employed by PAREXEL International, one of the largest biopharmaceutical outsourcing organizations in the world, where he has served as Corporate Senior Vice President, Clinical Research Services (CRS). He is responsible for the CRS Americas clinical operations in addition to being in charge of the worldwide data management and biostatistics and programming activities for CRS.

Dr. McKelvey will succeed Joseph Esposito, who will cease to serve as President and Chief Executive Officer of the Company on June 23, 2006 and will serve in a limited transition capacity until September 11, 2006. Mr. Esposito will also resign from the Company’s Board of Directors effective as of June 23, 2006.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1     Press release dated June 12, 2006 of eResearchTechnology, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)
Date: June 16, 2006	By: /s/ Richard A. Baron

Richard A. Baron Executive Vice President and Chief Financial Officer